    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 2000

                                                         REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   CYRK, INC.
             (Exact name of registrant as specified in its charter)

                        DELAWARE                                                04-3081657
            (State or other jurisdiction of                         (IRS Employer Identification No.)
             incorporation or organization)

              101 EDGEWATER DRIVE, WAKEFIELD, MASSACHUSETTS 01880
                                 (781) 876-5800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                PATRICK D. BRADY
                                   CYRK, INC.
                              101 EDGEWATER DRIVE
                         WAKEFIELD, MASSACHUSETTS 01880
                                 (781) 876-5800
           (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)
                            ------------------------

                                    Copy to:

                               CAMERON READ, ESQ.
                             CHOATE, HALL & STEWART
                                 EXCHANGE PLACE
                                53 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 248-5000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time or at one time after effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to a Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM   PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE       AGGREGATE          AMOUNT OF
         SECURITIES TO BE REGISTERED              REGISTERED        PER SHARE(1)    OFFERING PRICE(1)   REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.................      218,988             $4.75            $1,040,193          $274.61
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on August 15, 2000 as reported on The Nasdaq Stock Market.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 218,988 SHARES

                                CYRK, INC. LOGO

                                  COMMON STOCK

                            ------------------------

     This prospectus is part of a registration statement that covers 218,988 shares of our common stock. These shares may be offered and sold from time to time by the stockholders listed below. We will not receive any of the proceeds from the sale of these shares.

     THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE PURCHASE OF THESE SECURITIES, SEE "RISK FACTORS" BEGINNING ON PAGE FIVE.

     Our common stock is listed on the Nasdaq National Market under the symbol "CYRK." On August 15, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $4.625 per share.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS AUGUST      , 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
THE COMPANY.................................................    3
RISK FACTORS................................................    3
USE OF PROCEEDS.............................................    6
SELLING STOCKHOLDERS........................................    7
PLAN OF DISTRIBUTION........................................    7
INTERESTS OF NAMED EXPERTS AND COUNSEL......................    8
WHERE YOU CAN FIND MORE INFORMATION.........................    8

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of such documents.

                                  THE COMPANY

     Cyrk, Inc. is a full-service, integrated provider of marketing and promotional products and services to companies seeking to promote their brand name and to build customer loyalty. Our principal executive offices are located at 101 Edgewater Drive, Wakefield, Massachusetts 01880 (telephone (781) 876-5800).

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the common stock offered by this Prospectus. In particular, potential investors are advised that statements contained herein or incorporated by reference into this Prospectus expressing the beliefs and expectations of management regarding our future results or performance are forward looking statements based on current expectations that involve a number of risks and uncertainties. The following factors describe certain market risks associated with an investment in our common stock and various of the risks and uncertainties which could cause actual results to differ materially from management expectations.

WE DEPEND ON THREE SIGNIFICANT CUSTOMERS AND THE LOSS OF ANY OF THEM WOULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS

     In recent years, our business has been heavily dependent on purchases of promotional products by our key customers including Philip Morris Incorporated, or Philip Morris, and by the sales of licensed products of other key customers including Ty Inc. We expect our Ty-related business in 2000 to be significantly less than our 1999 volume of Ty-related business. Additionally, the business of our subsidiary, Simon Marketing, Inc., is heavily dependent on purchases of promotional products and services by McDonald's Corporation, or McDonald's or its franchisees for which it receives an annual fee. Our business, sales and results of operations will be materially adversely affected by a loss of Philip Morris, McDonald's or Ty Inc. or a significant reduction in their level of purchases from us without an offsetting increase in purchases by new or other existing customers.

OUR CUSTOMERS CAN CANCEL PURCHASE ORDERS WITH LIMITED PENALTIES

     As is generally the case with our other promotional product customers, our agreements with Philip Morris and McDonald's do not require them to make a certain level of purchases. Instead, purchase commitments are represented by purchase orders placed by the customers from time to time during the course of a promotion. The actual level of purchases by Philip Morris, McDonald's and other promotional products customers depends on a number of factors, including the duration of the promotion and consumer redemption rates. Purchase orders are generally subject to cancellation with limited penalty. Consequently, our level of net sales is difficult to predict accurately and can fluctuate greatly from quarter to quarter.

OUR BUSINESS MAY FLUCTUATE SIGNIFICANTLY BECAUSE OF DECREASED PROMOTIONAL PRODUCT DEMAND

     Our business is driven by the spending of companies to promote their corporate identities and brand name products. If the demand for brand name products diminishes or if our customers decrease their use of promotional product programs to promote their corporate identities and brands, our business will be materially adversely affected. In addition, our relationship with many of our promotional products customers has been limited to the sourcing of products being offered or sold by the customer in connection with a single promotional program. There can be no assurance that such customers will continue to use us to source products for future promotional programs.

OUR BUSINESS MAY FLUCTUATE SIGNIFICANTLY BECAUSE OF DECREASED LICENSED PRODUCT DEMAND

     Our business is also driven by the retail demand for licensed products. Typically, our licenses are with well recognized, prominent companies that seek to extend their brand recognition through licensed programs. The success of the licensed products depends on the popularity of the licensed properties as well as the popularity of the licensed products. We spend substantial resources in obtaining licenses and developing and manufacturing licensed products including taking large inventory positions required for the introduction of these products into the retail channel of distribution. Our business, sales and results of operations may be materially adversely affected if the licensed products or the licensed properties on which these products are based are less popular than we anticipate or fail to sell into and/or through the retail channel of distribution.

OUR INDUSTRY IS SUBJECT TO INTENSE COMPETITION

     The promotional products industry is highly fragmented and competitive, and some of our competitors have substantially greater financial and other resources than we do. We also compete with the services of in-house advertising, promotional products and purchasing departments and with designers and vendors of single or multiple product lines. Philip Morris and certain of our other customers seek competitive bids for their promotional programs. Our profit margin depends, to a great extent, on our competitive position when bidding and our ability to continually decrease product costs after being awarded bids. Competition is not expected to abate and thus will continue to exert pressure on our profit margin in the future.

ECONOMIC PROBLEMS IN ASIA MAY HARM OUR SALES

     The majority of our net sales in recent years have been attributable to products manufactured by subcontractors located in Asia. We have no long-term contracts with these manufacturing sources and often compete with other companies for production facilities and import quota capacity. In addition, many Asian manufacturers require that a letter of credit be posted at the time a purchase order is placed. There can be no assurance that we will continue to have the necessary credit facilities in order to post such letters of credit. Our business is subject to the risks normally associated with conducting business abroad, such as:

     - foreign government regulations;

     - political unrest;

     - disruptions or delays in shipments;

     - fluctuations in foreign currency exchange rates; and

     - changes in economic conditions in countries in which our manufacturing sources are located.

     If any such factors were to render the conduct of our business in a particular country undesirable or impractical, or if our current foreign manufacturing sources were to cease doing business with us for any reason, our business, sales and operating results could be materially adversely affected.

IMPORT RESTRICTIONS IN ASIA MAY HURT OUR BUSINESS

     The importation of products manufactured in Asia is subject to the constraints imposed by bilateral agreements between the United States and substantially all of the countries from which we import goods. These agreements impose quotas that limit the quantity of certain types of goods, including textile products imported by us, which can be imported into the United States from those countries. These agreements also allow the United States to impose, under certain conditions, restraints on the importation of categories of merchandise that, under the terms of the agreements, are not subject to specified limits.

     Our continued ability to source products through imports may be harmed by:

     - additional bilateral and multilateral agreements;

     - unilateral trade restrictions;

     - significant decreases in import quotas;

     - the disruption of trade from exporting countries as a result of political instability; or

     - the imposition of additional duties, taxes and other charges or restrictions on imports.

     Products imported by us from China currently receive the same preferential tariff treatment accorded goods from countries granted permanent "normal trade relations". However, the annual renewal by Congress of normal trade relations with China has been a contentious political issue for several years and there can be no assurance that such relations will be continued. If China were to lose its grant of normal trade relations with the U.S., goods imported from China would be subject to significantly higher duty rates which would increase the cost of goods from China and could materially harm our business.

INDUSTRY CONDITIONS FACING OUR CUSTOMERS MAY HARM OUR SALES

     Our business is heavily dependent on the promotional budgets of our customers, which in turn are influenced by industry conditions and other factors. Accordingly, industry conditions faced by Philip Morris in particular and conditions in the tobacco industry in general are expected to impact our business. There can be no assurance that these conditions will not lead to a reduction in advertising and promotional spending by Philip Morris, or that Philip Morris will not change its advertising and promotional strategy in a manner that reduces the use of promotional programs such as the Marlboro Adventure Team, Country Store and Unlimited promotions. A significant reduction in spending by Philip Morris on promotional product programs without an offsetting increase in purchases by existing or new customers will materially adversely affect our business, sales and results of operations.

     For example, on November 23, 1998, certain tobacco companies, including Philip Morris, entered into a settlement agreement with 46 states and five United States territories that effectively ended the lawsuits brought by the states against the tobacco industry over public-health costs connected with smoking. Beginning on July 1, 1999, this settlement prohibits the use of brand names by tobacco companies in connection with promotional programs relating to tobacco products. The settlement agreement, however, does not prohibit the use of Philip Morris's corporate name in promotional programs. Due to the restrictions on the use of tobacco brand names and the other limitations imposed by the settlement agreement on the tobacco industry, the settlement agreement could materially and adversely affect our sales to Philip Morris which in turn could materially harm our business and results of operations.

     The settlement agreement does not affect the ability of private litigants to sue the tobacco industry, and several private lawsuits and class actions are currently pending in state and federal courts. Adverse judgments in these or other actions could result in a reduction or change in spending by Philip Morris on promotional product programs which in turn could materially harm our business and results of operations. For instance, on July 14, 2000, a Florida jury awarded a record $145 billion judgment against the world's leading tobacco companies in favor of sick smokers in that state, nearly $74 billion of which is to be paid by Philip Morris.

     The United States Food and Drug Administration, or the FDA, had issued final regulations with respect to promotional programs relating to tobacco products. These regulations had, among other things, banned:

     - gifts based on proof of purchase of tobacco products or redeemable coupons;

     - the use of tobacco brand names or any other indices of tobacco brand identification on non-tobacco products (e.g. T-shirts, hats, other clothing, gym bags and trinkets); and

     - brand-name sponsorship of sporting events, concerts and other events.

     On March 22, 2000, the Supreme Court ruled that the FDA does not have jurisdiction to regulate tobacco products due to a lack of a clear Congressional mandate. If Congress acts either (1) to delegate to the FDA the power to regulate tobacco products, or (2) to regulate tobacco products through another vehicle, such action may result in a reduction or change in spending by Philip Morris on promotional product programs which in turn could materially harm our business and results of operations.

WE MAY BE UNABLE TO RETAIN AND ATTRACT KEY PERSONNEL

     We are dependent on several key personnel, including Patrick D. Brady and Allan I. Brown, our Co-Chief Executive Officers and Co-Presidents. The loss of the services of either of them could harm our business. In addition, our continued success also depends upon our ability to retain and attract skilled design, marketing and management personnel. The loss of one or several members of such personnel could have a material adverse effect on our business.

WE MAY NOT SUCCESSFULLY RESTRUCTURE OUR COMPANY OR INTEGRATE RECENTLY ACQUIRED SUBSIDIARIES

     We recently announced a corporate restructuring to consolidate our Corporate Promotions Group and Custom Product & Licensing Group into one business unit. No assurances can be made that we will be able to successfully integrate the operations, personnel, technologies, products, marketing efforts and information systems of these two groups, or that the expected benefits of this restructuring will ever be realized. The restructuring may divert management's efforts from other aspects of our business.

     The successful integration of our operations with those of Marketing Incentives, or MI, which we acquired in 1996, and Tonkin, Inc., or Tonkin, which we acquired in 1997, requires the coordination of the respective product and promotional offerings and related sales, marketing, development, administrative activities, and information systems of us, MI and Tonkin. In addition, our integration efforts may direct management's efforts from other business concerns. There can be no assurance that we will be able to successfully integrate us, MI and Tonkin, or that the expected benefits of these business combinations will ever be realized.

FUTURE ACQUISITIONS, INVESTMENTS, AND STRATEGIC ALLIANCES OR ALTERNATIVES MAY INVOLVE FINANCIAL RISK

     We may acquire or invest in other businesses which are complementary to our business or enter into strategic alliances with such businesses, or explore other strategic alternatives for Cyrk. In addition, the Company has made and may continue to make venture investments. There can be no assurance that any current or future acquisition, strategic or venture investment or strategic alliance or strategic alternative will result in long-term benefits. If we are not successful in our acquisitions, investments or alliances or any other financial or strategic alternatives, our business and operating results in the future may be harmed.

     The Internet venture investments are subject to all the risks inherent in the Internet marketplace and are further subject to valuation volatility of this sector within the investment community. In addition, the early stage Internet companies have a high degree of dependence on ready access to the capital markets and, as such, are highly vulnerable to the pace and scale of change in the capital markets.

OUR INTERNET OPERATIONS INVOLVE NUMEROUS RISKS

     We have recently announced the formation of a new subsidiary to manage our current Internet operations. The success of this subsidiary will be subject to the risks inherent in our business as set forth in this Prospectus and will also be dependent upon the widespread acceptance and use of the Internet as an effective medium for commerce. There can be no assurances that this acceptance and use will develop, or that it will develop in the marketing and promotional products sector. Additionally, the development of our business on the Internet involves a number of factors, including the growth of the number of users, concerns about systems and transaction security, continued development of technological infrastructure, increasing governmental regulation of the Internet, rapid technology changes rendering existing technology obsolete, the possibility of system downtime and/or failure due to technological or other factors beyond our control, and the fact that legal standards relating to intellectual property rights in Internet-related business are uncertain and evolving. We are currently facing all of these challenges to some degree, and we have not yet established our ability to meet them. Accordingly, there can be no assurances that we will be successful with our Internet presence, and thus we might not ever realize any benefits from this new subsidiary.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

     All of the shares registered for sale under this prospectus will be owned immediately after registration by current or former employees of our subsidiary, Simon Marketing, Inc. The address for each of these selling stockholders is c/o Simon Marketing, Inc., 1900 Avenue of the Stars, Los Angeles, California 90067.

     All of the shares offered by the selling stockholders were acquired pursuant to agreements entered into by us in connection with our acquisition of Simon Marketing on June 9, 1997. Under the terms of these agreements, we agreed to register the shares received by these selling stockholders in connection with the merger. Our registration of these shares does not mean that the selling stockholders will sell any or all of the shares. In the past three years, none of the selling stockholders have had a material relationship with us, except that some of the selling stockholders are employees of Simon Marketing.

     Set forth below, with respect to each selling stockholder, is the number of
shares owned on August    , 2000, the number of shares offered pursuant to this
Prospectus and the number of shares to be owned after completion of the offering (assuming the sale of all shares offered under this prospectus).

                                           TOTAL NO. OF SHARES                                  NO. OF
                                                OWNED ON              NO. OF SHARES          SHARES OWNED
                  NAME                        AUGUST , 2000       TO BE OFFERED OR SOLD    AFTER COMPLETION
                  ----                     -------------------    ---------------------    ----------------
Vivian Foo(1)............................       1,171,117                46,511               1,124,606
Frank Chessman...........................           3,875                 3,875                       0
Paul Marcus..............................         110,961                46,511                  64,450
Jerry Beckman............................          88,913                46,511                  42,402
Jay Babineau.............................          88,913                46,511                  42,402
Ed Rickerson, Sr.........................          67,850                29,069                  38,781

---------------
(1) The shares are held by the Vivian Foo Living Trust u/a October 9, 1992, as amended. Ms. Foo is the beneficial owner of the shares because she is the settlor and sole trustee of this trust and has the sole power to direct the disposition of the shares.

                              PLAN OF DISTRIBUTION

     We are registering the shares covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests. We will pay the costs and fees of registering the shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

     The selling stockholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

     - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

     - enter into transactions involving short sales of the shares by broker-dealers;

     - sell shares short themselves and redeliver such shares to close out their short positions;

     - enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

     - loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the
Section 2(a)(11) of the Securities Act of 1933, or the 1933 Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the 1933 Act. If the selling stockholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

     In addition to selling their shares under this prospectus as set forth above, the selling stockholders may:

     - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the 1933 Act;

     - transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     - sell their shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     The legality of the shares offered by this prospectus is being passed upon for us by Choate, Hall & Stewart, Boston, Massachusetts. Cameron Read, a partner at Choate, Hall & Stewart, is the Assistant Secretary of Cyrk, and Choate, Hall & Stewart provides significant legal services to us.

                      WHERE YOU CAN FIND MORE INFORMATION

     - Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     - Stock Market. The shares are traded as "National Market Securities" on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     - Information Incorporated by Reference. The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

     1. Cyrk's Annual Report on Form 10-K for the year ended December 31, 1999, as amended.

     2. Cyrk's Quarterly Report on Form 10-Q for the quarter ending June 30,
        2000.

     3. Cyrk's Quarterly Report on Form 10-Q for the quarter ending March 31, 2000.

     4. Cyrk's Proxy Statement dated April 27, 2000.

     5. The description of Cyrk's common stock, which is contained in Cyrk's registration statement filed on Form S-1, dated February 15, 1994.

     You may request free copies of these filings by writing or telephoning us at the following address:

              Cyrk, Inc.
              101 Edgewater Drive
              Wakefield, Massachusetts 01880
              Attn: Patricia J. Landgren, Esq.
              Tel: (781) 876-5800
              e-mail: patricia.landgren@cyrk.com

======================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CYRK. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

=======================================================


=======================================================

                                 218,988 SHARES

                                CYRK, INC. LOGO


                                  COMMON STOCK


                         ------------------------------

                                   PROSPECTUS

                         ------------------------------



                                AUGUST    , 2000

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the registrant in connection with the distribution of the securities being registered hereunder. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee.........  $   274.61
Legal Fees and Expenses.....................................  $10,000.00
Accountants' Fees and Expenses..............................  $ 1,000.00
          Total.............................................  $11,274.61
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and for amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Article VIII of Cyrk's Restated Certificate of Incorporation provides that no director of Cyrk shall be personally liable to Cyrk or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Cyrk or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. Article VIII further provides that a director's personal liability shall be eliminated or limited in the future to the fullest extent permitted from time to time by the Delaware General Corporation Law.

     Article IX of Cyrk's Restated Certificate of Incorporation provides that Cyrk shall, to the fullest extent permitted from time to time under the Delaware General Corporation Law, indemnify each of its directors and officers against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in respect of any action, suit or proceeding in which such director or officer may be involved or with which he or she may be threatened, while in office or thereafter, by reason of his or her actions or omissions in connection with services rendered directly or indirectly to Cyrk during his or her term of office; such indemnification is to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.

     In addition, Cyrk has entered into Indemnification Agreements with certain of its directors which provide indemnification rights for them similar to those provided under Articles VIII and IX of Cyrk's Restated Certificate of Incorporation. Cyrk also maintains insurance policies which insure our directors and officers against certain liabilities which they may incur in their capacity as such.

ITEM 16.  EXHIBITS

5.1 Opinion of Choate, Hall & Stewart as to validity of shares being registered.
23.1  Consent of PricewaterhouseCoopers LLP.
23.2  Consent of Choate, Hall & Stewart (included in Exhibit 5.1).
25.1  Power of Attorney (part of Signature Page).

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by section 10(a)(3) of the 1933 Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Cyrk pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with any of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wakefield, The Commonwealth of Massachusetts, on August 17, 2000.

                                          CYRK, INC.

                                          By /s/ PATRICK D. BRADY
                                            ------------------------------------
                                            Patrick D. Brady, Co-Chief Executive
                                            Officer and Co-President

     We the undersigned directors of Cyrk, Inc. do hereby severally constitute and appoint Patrick D. Brady, Dominic F. Mammola and Patricia J. Landgren, and each of them singly, his true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                       NAME                                              CAPACITY
                       ----                                              --------
/s/ RONALD W. BURKLE                                 Chairman
---------------------------------------------------
Ronald W. Burkle

/s/ JOSEPH BARTLETT                                  Director
---------------------------------------------------
Joseph Bartlett
/s/ PATRICK D. BRADY                                 Director, Co-Chief Executive Officer &
---------------------------------------------------  Co-President
Patrick D. Brady

/s/ ALLAN I. BROWN                                   Director, Co-Chief Executive Officer &
---------------------------------------------------  Co-President
Allan I. Brown

/s/ J. ANTHONY KOUBA                                 Director
---------------------------------------------------
J. Anthony Kouba

/s/ GEORGE G. GOLLEHER                               Director
---------------------------------------------------
George G. Golleher

/s/ ERIKA PAULSON                                    Director
---------------------------------------------------
Erika Paulson

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER
-------
 5.1     Opinion of Choate, Hall & Stewart as to validity of shares being registered.
23.1     Consent of PricewaterhouseCoopers LLP.
23.2     Consent of Choate, Hall & Stewart (included in Exhibit 5.1).
25.1     Power of Attorney (part of Signature Page).